Exhibit 99.5

AMENDED AND RESTATED STOCK ESCROW AGREEMENT

This STOCK ESCROW AGREEMENT, dated as of June 29, 2007 (“Agreement”), by and among ATS CORPORATION (formerly FEDERAL SERVICES ACQUISITION CORPORATION), a Delaware corporation (“Company”), JOEL R. JACKS, PETER M. SCHULTE, EDWARD H. BERSOFF, WESLEY GAUS, SARY AWAD, DANIEL COLON, JR., ROBERT HOPKINS and ERIK METVINER, in their capacities as the former members of FSAC PARTNERS, LLC (collectively, the “FSAC Members”), and PETER M. SCHULTE, JOEL R. JACKS, EDWARD H. BERSOFF and ARTHUR L. MONEY, in their individual capacities (collectively, the “Initial Stockholders,” and together with the FSAC Members (excluding Mr. Robert Hopkins), the “Stockholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”), hereby amends and restates in its entirety the Stock Escrow Agreement dated as of October 19, 2005 by and among Federal Services Acquisition Corporation, Joel R. Jacks, Peter M. Schulte, Edward H. Bersoff, Arthur L. Money and FSAC Partners, LLC and Continental Stock Transfer & Trust Company.

WHEREAS, the Company entered into an Underwriting Agreement, dated October 19, 2005 (“Underwriting Agreement”), with CRT Capital Group LLC (the “Underwriter”), pursuant to which, among other matters, the Underwriter agreed to purchase 21,000,000 units (“Units”) of the Company.  Each Unit consists of one share of the Company’s Common Stock, par value $.0001 per share, and two Warrants, each Warrant to purchase one share of Common Stock, all as more fully described in the Company’s final Prospectus, dated October 19, 2005 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-124638) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on October 19, 2005 (“Effective Date”).

WHEREAS, the Initial Stockholders and FSAC Partners, LLC agreed as a condition of the sale of the Units to deposit their shares of Common Stock of the Company in escrow as hereinafter provided.

WHEREAS, this Agreement has been amended to reflect the Company’s consummation of a Business Combination, acquiring all of the outstanding capital stock of Advanced Technology Systems, Inc. effective January 16, 2007 (the “Business Combination”).

WHEREAS, promptly following the Business Combination, the Initial Stockholders agreed to redemption of one-half of their shares of Common Stock issued to them in connection with the organization of the Company.

WHEREAS, FSAC Partners, LLC is in the process of being dissolved and the members of FSAC Partners, LLC desire to distribute the shares of Common Stock of the Company currently held by FSAC Partners, LLC to the members of the limited liability company in their individual capacities (with the exception of Mr. Robert Hopkins, who is, simultaneously with the dissolution of FSAC Partners, LLC, selling his current interest in FSAC Partners, LLC to Messrs. Joel Jacks, Peter Schulte, Edward Bersoff and Wesley Gaus), and amend this Agreement accordingly.

WHEREAS, immediately following the distribution of shares held by FSAC Partners, LLC, the shares of Common Stock subject to this Agreement shall be as set forth opposite the Stockholders’ respective names on Exhibit A attached hereto (collectively, “Escrow Shares”).

WHEREAS, the Company and the Stockholders desire that the Escrow Agent retain the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.             Appointment of Escrow Agent.  The Company and the Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.             Deposit of Escrow Shares.  Each of the Stockholders has delivered to the Escrow Agent certificates representing his respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. Each Stockholder acknowledges that the certificate representing his Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3.             Disbursement of the Escrow Shares.  The Escrow Agent shall hold the Escrow Shares until the third anniversary of the Effective Date (“Escrow Period”), on which date it shall, upon written instructions from each Stockholder or Company’s counsel, disburse each of the Stockholder’s Escrow Shares to such Stockholders; provided, however, that if, after the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, in form reasonably acceptable to the Escrow Agent, that such transaction is then being consummated, and release the Escrow Shares to the Stockholders upon consummation of the transaction so that they can similarly participate.  The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

4.             Rights of Stockholders in Escrow Shares.

4.1.          Voting Rights as a Stockholder.  Except as herein provided, the Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2.          Dividends and Other Distributions in Respect of the Escrow Shares.  During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof.  As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3.          Restrictions on Transfer.  During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) by gift to a member of Stockholder’s immediate family or to a trust, the beneficiary of which is a Stockholder or a member of a Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Stockholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement.  During the Escrow Period, the Stockholders shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement.

5.             Concerning the Escrow Agent.

5.1.          Good Faith Reliance.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2.          Indemnification.  The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent.  Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing.  In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered.  The provisions of the Sections 5.2 and 5.7 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3.          Compensation.  The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder.  The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4.          Further Assurances.  From time to time on and after the date hereof, the Company and the Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5.          Resignation.  The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided.  Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Share held hereunder.  If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6.          Discharge of Escrow Agent.  The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and a majority of the Stockholders, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7.          Liability.  Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6.             Miscellaneous.

6.1.          Governing Law.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.

6.2.          Third Party Beneficiaries.  Each of the Stockholders hereby acknowledges that the Underwriter is a third party beneficiary of this Agreement and this Agreement may not be modified or changed without the prior written consent of the Underwriter.

6.3.          Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

6.4.          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any the meaning or interpretation thereof.

6.5.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6.          Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to

ATS Corporation

7915 Jones Branch Drive

McLean, VA 22102

Attn:  Chairman

If to a Stockholder, to his address set forth in the Company’s records.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, NY 10004

Attn:  Chairman

A copy of any notice sent hereunder shall be sent to:

Gusrae, Kaplan & Bruno, PLLC

122 Wall Street

11th Floor

New York, NY 10005

Attn:  Scott M. Miller, Esq.

and:

CRT Capital Group LLC

262 Harbor Drive

Stanford, CT 06902

Attn:  Christopher Chase, Managing Director

and:

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022

Attn:  Floyd Wittlin, Esq.

and:

Squire Sanders & Dempsey L.L.P.

14th Floor

8000 Towers Crescent Drive

Tysons Corner, VA 22182-2700

Attn:  James J. Maiwurm

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

WITNESS the execution of this Agreement as of the date first above written:

ATS CORPORATION

By:	/s/ Edward H. Bersoff
EDWARD H. BERSOFF
Chief Executive Officer and President

In their individual capacity:

/s/ Peter M. Schulte
PETER M. SCHULTE

/s/ Joel R. Jacks
JOEL R. JACKS

/s/ Edward H. Bersoff
EDWARD H. BERSOFF

/s/ Arthur L. Money
ARTHUR L. MONEY

In their capacity as former members of
FSAC PARTNERS, LLC

/s/ Joel R. Jacks
JOEL R. JACKS

/s/ Peter M. Schulte
PETER M. SCHULTE

/s/ Edward H. Bersoff
EDWARD H. BERSOFF

/s/ Wesley Gaus
WESLEY GAUS

/s/ Sary Awad
SARY AWAD

/s/ Daniel Colon, Jr.
DANIEL COLON, JR.

/s/ Robert Hopkins
ROBERT HOPKINS

/s/ Erik Metviner
ERIK METVINER

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Mark Zimkind
Name: Mark Zimkind
Title: Vice President

Exhibit A

Escrow Share Amounts Held by “FSAC Members” are as follows:

Common Stock
Distribution Amount

Joel R. Jacks	72,963
Peter M. Schulte	72,963
Sary Awad	85,021
Daniel Colon, Jr.	33,135
Wesley Gaus	177,138
Erik Metviner	19,743
Edward H. Bersoff	142,787
Total Shares Held by FSAC Members	603,750

Escrow Share Amounts Held by “Initial Stockholders” are as follows:

Joel R. Jacks	866,250

Peter M. Schulte	866,250

Dr. Edward H. Bersoff	262,500

Arthur L. Money	26,250

Total Shares Held by Initial Stockholders	2,021,250

A-1